Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Telik, Inc.

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Palo Alto, CA, January 28, 2005 – Telik, Inc. (Nasdaq: TELK) today announced the pricing of its public offering of 7,000,000 shares of its common stock at a public offering price of $18.75 per share. The offering was increased by 2,000,000 shares over the proposed offering announced on January 24, 2005. All of the shares are being offered by the company. The underwriters have a 30-day option to purchase up to 1,050,000 additional shares to cover over-allotments, if any.

UBS Investment Bank is acting as the sole book-running manager in this offering. J.P. Morgan Securities Inc. and Lehman Brothers are acting as co-managers.

A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which can be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize innovative small molecule drugs to treat diseases. The company’s most advanced drug development candidates are for the treatment of cancer.

###